UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 27, 2011
FIRST BANCORP.
(Exact Name of Registrant as Specified in its Charter)

001-14793
(Commission File Number)

Puerto Rico	66-0561882
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices) (Zip Code)
(787) 729 8200
(Registrant’s Telephone Number, including Area Code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURE
Exhibit Index
EX-10.1
EX-10.2
EX-10.3
EX-99.1
EX-99.2

Item 1.01 Entry into a Material Definitive Agreement.
On June 27, 2011, First BanCorp (the “Corporation”), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), entered into a definitive agreement dated as of June 24, 2011 with two funds managed by Oaktree Capital Management, L.P. (together “Oaktree”) under which Oaktree would purchase an aggregate of approximately $175.5 million of common stock of the Corporation at a per share price of $3.50. The Oaktree investment will represent 24.9% of the outstanding shares of the Corporation’s common stock upon completion of a capital raise, which was previously described in a Form 8-K describing the Corporation’s agreement with Thomas H. Lee Partners, L.P. (“THL”), and the conversion into common stock of the $424.2 million of Series G Mandatorily Convertible Preferred Stock (“Series G Preferred Stock”) held by the United States Department of the Treasury.
The Oaktree investment will be made on substantially the same terms as the previously announced investment agreement with THL. Like the THL agreement, the Oaktree agreement gives Oaktree the right to designate a person to serve on the Corporation’s Board of Directors upon completion of the sale of shares of common stock to Oaktree.
In addition to customary closing conditions, the Oaktree investment is conditioned upon the Corporation raising a total of at least $500 million but no more than $550 million of new capital (inclusive of the Oaktree and THL investments and the previously announced proposed $35 million rights offering to current stockholders), the conversion into common stock of the Series G Preferred Stock, approval by the Corporation’s stockholders of the issuance of shares of common stock in the capital raise, and required regulatory approvals.
On June 27, 2011, the Corporation also entered into an investment agreement with an investor, which is similar in most respects to the THL and Oaktree investment agreements, under which the investor agreed to purchase 9.9% of the shares of common stock that will be outstanding after the issuance of shares of common stock in the capital raise and the conversion of the Series G Preferred Stock, for an aggregate purchase price of approximately $69.8 million. The 9.9% investor’s agreement, however, does not entitle the investor to designate a person to serve on the Corporation’s Board of Directors.
The Corporation also has entered into subscription agreements with a number of institutional investors and other private equity firms for the issuance of an aggregate of approximately $94.2 million of the Corporation’s common stock at a purchase price of $3.50 per share, which, together with the THL and the Oaktree investments, total $515 million in commitments.
The foregoing description of the investment agreements and subscription agreements does not purport to be complete and is qualified in its entirety by reference to the complete copy of the documents attached hereto as Exhibits 10.1, 10.2 and 10.3, which are incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the sale of shares of common stock is incorporated into this Item 3.02 by reference. The Corporation proposes to sell approximately $175.5 million of shares of common stock to Oaktree, $69.8 million of shares of common stock to the 9.9% investor, and a total of approximately $94.2 million of shares of common stock to investors that executed subscription agreements at a purchase price of $3.50 per share in transactions not involving a public offering pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 is incorporated by reference herein.
Item 7.01 Regulation FD Disclosure.
The executive officers of the Corporation have used the materials filed herewith, in whole or in part, in one or more presentations to possible investors in connection with the Corporation’s efforts to raise common equity. A copy of the investor presentation is attached hereto as Exhibit 99.2.
The Corporation does not intend for this Item 7.01 or Exhibit 99.2 to be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference into its filings under the Securities Act of 1933, as amended.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Investment Agreement between First BanCorp and Oaktree Capital Management, L.P. dated as of June 24, 2011

10.2	Investment Agreement between First BanCorp and 9.9% investor dated as of June 27, 2011

10.3	Form of Subscription Agreement by and between First BanCorp and private placement investors

99.1	Press Release dated June 28, 2011

99.2	Investor Presentation dated June 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2011	FIRST BANCORP

	By: Name:	/s/ Lawrence Odell Lawrence Odell
	Title:	Executive Vice President and
General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Investment Agreement between First BanCorp and Oaktree Capital Management, L.P. dated as of June 24, 2011

10.2	Investment Agreement between First BanCorp and 9.9% investor dated as of June 27, 2011

10.3	Form of Subscription Agreement by and between First BanCorp and private placement investors

99.1	Press Release dated June 28, 2011

99.2	Investor Presentation dated June 2011